Exhibit 10(e)

ENERGY FUTURE HOLDINGS CORP.

December 5, 2007

To:	Lyndon Olson

Re:	Consulting Arrangement

This letter confirms our mutual understanding regarding your agreement to serve as a consultant to Energy Future Holdings Corp, a Texas corporation (the “Company”), as of October 10, 2007.

As compensation for your agreement to provide consulting and advisory services to the Company from time to time as requested by the Company, you will receive an annual consulting fee of $225,000 per annum, payable quarterly in arrears for up to five years. The first quarterly payment in respect of such services to occur on January 31, 2008.

For the avoidance of doubt, you shall have full responsibility, and the Company shall have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to any compensation paid hereunder. Further, your consulting duties will not compel you to undertake any work that would require you to register as a lobbyist with any state, local or federal authority.

You acknowledge that this letter embodies the entire agreement and understanding between the Company and you with respect to any compensation that you are entitled to receive from the Company or its predecessors or affiliates with respect to consulting arrangements provided by you and this letter supersedes any prior agreements between you and the Company or its predecessors or affiliates. This letter does not address any cash or equity compensation that you will receive in your capacity as a director of the Company. You acknowledge that upon the closing of the merger of the Company with Texas Energy Future Merger Sub Corp on October 10, 2007, a cash payment was made to your account in error and that those amounts shall promptly be returned by you to the Company.

If this letter is consistent with your understanding, please sign your name in the space provided below and return this fully executed letter to my attention.

Yours truly,

/s/ Riz Chand
Energy Future Holdings Corp.

Acknowledged and agreed as of December , 2007:

/s/ Lyndon Olson
Lyndon Olson